Exhibit 23.4

Consent of Independent Valuation Advisor

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in the Registration Statement on Form S-11 (Commission File No. 333-208751) of RREEF Property Trust, Inc. (the “Company”), to be filed on the date hereof, and in the prospectus to be included therein (the “Prospectus”), and (2) the disclosure on page 88 of the Prospectus, that the amounts presented under “Our Real Estate and Real Estate Equity Securities Portfolio—Real Estate Investment Portfolio—Valuation of Properties” represent the estimated market values of the Company’s real properties as of the date presented; and (3) the reference to our name under the heading “Experts” on page 217 the prospectus to be filed on the date hereof.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York

June 3, 2016